Exhibit 4.7

                          TRADEMARK SECURITY AGREEMENT


      THE OLD EVANGELINE  DOWNS,  L.L.C., a Louisiana  limited liability company
("DEBTOR"),  owns  the  Trademarks,   Trademark  registrations,   and  Trademark
applications listed on Schedule 1 annexed hereto; and ----------

      Debtor has entered into an Indenture dated as of April 16, 2004 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "INDENTURE") among Diamond Jo, LLC, a Delaware limited liability company ("DJL"), The Old Evangeline Downs Capital Corp., a Delaware corporation ("CAPITAL" and, together with DJL, the "ISSUERS"), OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), Peninsula Gaming Corporation, a Delaware corporation ("PG CORP."), Debtor, and U.S. Bank National Association, solely in its capacity as trustee ("TRUSTEE") for the holders (the "HOLDERS") of Issuers 8-3/4% Senior Secured Notes due 2012;

      Pursuant to the terms of a Pledge and Security Agreement dated as of April 16, 2004 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "SECURITY Agreement"), among, inter alia, the Issuers, Debtor and Trustee (in such capacity, "SECURED PARTY"), Debtor has, subject to Section 2.2 thereof, granted to Secured Party, for the benefit of Secured Party and the Holders, a security interest in substantially all the assets of Debtor including all right, title and interest of Debtor in, to and under all now owned and hereafter acquired Trademarks (as defined in the Security Agreement) and all proceeds thereof, to secure the payment of all amounts owing by Debtor under the Indenture Documents to which it is a party;

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor does hereby grant to Secured Party, for the benefit of Secured Party and the Holders a continuing security interest in all of Debtor's right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the "TRADEMARK COLLATERAL"), whether presently existing or hereafter created or acquired:

      (1) each Trademark, Trademark registration and Trademark application, including, without limitation, the Trademarks, Trademark registrations (together with any reissues, continuations or extensions thereof) and Trademark applications referred to in Schedule 1 annexed hereto, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark, Trademark registration and Trademark application; and

      (2) all products and proceeds of the foregoing, including, without limitation, any claim by Debtor against third parties for past, present or future (a) infringement or dilution of any Trademark or Trademark registration including, without limitation, the Trademarks and Trademark registrations referred to in Schedule 1 annexed hereto, the

      Trademark registrations issued with respect to the Trademark applications referred in Schedule 1 and the Trademarks licensed under any Trademark license, or (b) injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark license.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and no Debtor shall be deemed to have granted a security interest in, any of such Debtor's right, title or interest in any of its assets to the extent such asset would be excluded from the definition of Collateral pursuant to Section 2.2 of the Security Agreement.

This security interest is granted in conjunction with the security interests granted to Secured Party pursuant to the Security Agreement. Debtor hereby acknowledges and affirms that the rights and remedies of Secured Party with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

      IN WITNESS WHEREOF, Debtor has caused this Trademark Security Agreement to be duly executed by its duly authorized officer as of the date first above written.

                                        THE OLD EVANGELINE DOWNS, L.L.C., a
                                        Louisiana limited liability company

                                        By:    /s/  M. Brent Stevens
                                           -------------------------------------
                                        Name:  M. Brent Stevens
                                        Title: Chief Executive Officer

                                                       Schedule 1
                                                       to Trademark
                                                       Security Agreement


                                   TRADEMARKS


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                       SERIAL      FILING
       MARK            NUMBER       DATE       COUNTRY            STATUS
--------------------------------------------------------------------------------
"Races & Aces"        76518029     3/26/03       USA      Debtor applied to the
(Trade Name)                                              USPTO for
                                                          registration of this
                                                          mark; however, the
                                                          USPTO has issued a
                                                          non-final action
                                                          letter rejecting the
                                                          registration of the
                                                          mark.
--------------------------------------------------------------------------------